Exhibit 99.B(a)(29)

AMENDMENT NO. 22 TO TRUST INSTRUMENT OF

ING FUNDS TRUST

Conversion of Series, Shares and Classes, and the Abolition of a Class of Shares

Effective: November 20, 2009

THIS AMENDMENT NO. 22 TO THE TRUST INSTRUMENT OF ING FUNDS TRUST, a Delaware statutory trust (the “Trust”), dated July 30, 1998, as amended (the “Trust Instrument”), reflects resolutions adopted by the Board of Trustees on September 10, 2009, with respect to the conversion of Series, Shares and classes, and the abolition of Class Q shares for ING GNMA Income Fund, a series of the Trust (the “Fund”), acting pursuant to Article II, Section 2.6 and Article XI, Section 11.8 of the Trust Instrument.  The resolutions serve to permit the Trustees:

1.               to reclassify, reorganize, recapitalize or convert Class Q Shares of the Fund into Class W Shares of the Fund; and

2.               to abolish Class Q shares for the Fund.

ING FUNDS TRUST

SECRETARY’S CERTIFICATE

I, Kathleen M. Nichols, Assistant Secretary of ING Funds Trust (the “Trust”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of the Trust at a meeting held on September 10, 2009 with regard to the reclassification, reorganization, recapitalization or conversion of any Shares, Series or classes, and the abolition of Class Q shares for ING GNMA Income Fund:

RESOLVED, that pursuant to Article II, Section 2.6 of the Trust Instrument, the Plan of Recapitalization in the form attached, together with any non-material changes approved by the officers of the Trust (“Plan of Recapitalization”), is approved; and

FURTHER RESOLVED, that such Plan of Recapitalization is intended to be a plan of reorganization within the meaning of Section 368(a)(1) of the United States Internal Revenue Code of 1986, as amended; and

FURTHER RESOLVED, that pursuant to Article II, Section 2.6 and Article XI, Section 11.8 of the Trust Instrument, and the Plan of Recapitalization, all Class Q shares, whether issued or unissued, of ING GNMA Income Fund shall, as of the Closing as provided in the Plan of Recapitalization, be converted into Class W shares, the Class Q designation shall hereby be abolished at such time as determined by the officers of the Trust; and the officers of the Trust are authorized, with the assistance of counsel, to take any and all such actions they determine, in their discretion, to be necessary in furtherance of the foregoing; and

FURTHER RESOLVED, that the Multiple Class Plan of the Trust be and hereby is amended, in substantially the form attached, to remove references to the Class Q share designation; and

FURTHER RESOLVED, that the Expense Limitation Agreement for the Trust be and hereby is amended, in substantially the form attached, to remove references to the Class Q share designation; and

FURTHER RESOLVED, that the Service and Distribution Plan, dated August 20, 2002, with respect to the Class Q shares shall be terminated in accordance with its provisions as of the Closing as provided in the Plan of Recapitalization; and

FURTHER RESOLVED, that the officers of the Trust are hereby authorized, with the assistance of counsel, to take any and all such actions they determine, in their discretion, to be necessary to prepare, execute and deliver an

Amendment to the Trust Instrument, to effect the Plan of Recapitalization and to effect the abolition of the Class Q share designation, including, in each case, the modification of any agreements and plans to which the Fund is a party to remove the Class Q share designation, to amend or supplement the prospectus and statement of additional information for the Trust, to make any disclosure such officers deem appropriate, and to take all other actions to effect the foregoing as the officers of the Trust deem appropriate.

/s/ Kathleen M. Nichols
Kathleen M. Nichols
Assistant Secretary

Dated:	November 20, 2009